Exhibit 99.1

TESSCO Reports Second Quarter Fiscal Year 2015 Earnings
Company Outlines Transformational Growth Initiatives
Declares Quarterly Dividend of $0.20 per share

HUNT VALLEY, MD, October 23, 2014—TESSCO (NASDAQ: TESS), Your Total Source® for the product and value chain solutions to build, use, maintain and resell wireless systems, today reported its second quarter results for the period ended September 28, 2014.

Financial Highlights

	Second Quarter 2015	Second Quarter 2014	1st Half FY 2015	1st Half FY 2014
Revenue	$148.5M	$146.5M	$301.5M	$290.6M
Diluted EPS	$0.42	$0.55	$0.86	$1.06
EBITDA* per share	$0.84	$1.06	$1.70	$2.04
Operating margin	3.9%	5.2%	4.0%	5.0%
Cash balance	$2.7M	$3.2M	$2.7M	$3.2M
Line of credit	$0	$0	$0	$0

“Overall, we are disappointed with our second-quarter revenue and earnings results,” said Robert Barnhill, TESSCO Chairman and CEO. “Revenues for the quarter were up slightly compared with a year ago, but below our expectations primarily due to the pullback in 4G infrastructure builds by cellular carriers, as well as reduced government purchases. Gross margins also were lower than expected, driven by a carrier-related contract sale with particularly low margins, which were not offset by higher-margin 4G infrastructure sales. We are aggressively focused on replacing the reduced carrier and government spend with increased private system and commercial reseller sales, value engineering our business, executing our growth initiatives, and improving profitability.

“We remain very committed to our strategic investment in the crucial talent and technology necessary to capitalize on the immense opportunities created by the convergence of wireless and the Internet, and meeting the challenges created by the evolving needs and expectations of customers.

“We are making significant progress in five key transformational growth initiatives:

1.            Transform from a company selling products into one that architects and sells complete solutions.

2.            Expand our offerings to provide end-to-end solutions for our customers to build and maintain the new voice, data and video wireless systems.

3.            Enhance our product availability, and the delivery of the “kitted” solution where and when required.

4.            Reorganize our business generation structure with the right talent in every team by building: unified sales teams for each customer, consisting of a development executive, account specialist and solutions architect; solutions development and product management teams to research and develop new systems to support and provide the right offerings; and marketing teams to create strategy, design go-to-market campaigns, and build and manage the digital platform.

5.            Finalize the build of our digital technology platform to provide the customer with the ability to obtain knowledge, purchase and control their supply chain, and to provide TESSCO with new opportunities and enhanced productivity.

“Considering the current challenging business environment, our six-month results, the expectation that carriers will not renew their spending until after the new calendar year and a quarterly impact of about $0.10 per share for the next two quarters from our talent and technology expenses, we are lowering our EPS guidance for fiscal year 2015 to a range of $1.40 to $1.55. We expect the second half of the fiscal year to reflect typical seasonality, with the fourth quarter being the slowest of the year.

“Although we are challenged by market dynamics in the short term, we are excited about the power of our initiatives and our ability to capitalize on the many opportunities we see to drive profitable growth. We remain focused on shareholder value creation and on continuing to return capital through dividends and share repurchases,” concluded Barnhill.

Forecasting future results is inherently difficult for any business, and actual results may differ materially from those forecasted. The nature of the business is that TESSCO typically ships products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. The Business Outlook published in this press release reflects only the Company's current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Second-Quarter Fiscal 2015 Financial Results

For the fiscal 2015 second quarter, revenues totaled $148.5 million, compared with $146.5 million in the second quarter of the prior year.

Second-quarter fiscal 2015 gross profit was $35.4 million, compared with $36.5 million in the year-ago quarter. Gross margin was 23.9% of revenue, compared with 24.9% in last year’s second quarter. The lower gross margin was primarily due to product mix within the public network organization market.

Selling, general and administrative (SG&A) expenses were $29.6 million, compared with $28.9 million in last year's second quarter, primarily due to increased expenses associated with investments in talent and technology. Operating margin was 3.9% versus 5.2% in the prior-year quarter.

Net income and diluted earnings per share totaled $3.5 million and $0.42, respectively, for the second quarter of fiscal 2015, compared with $4.6 million and $0.55, respectively, for the prior-year quarter.

EBITDA* totaled $7.1 million, or $0.84 per diluted share, in the second quarter of fiscal 2015, compared with $8.9 million, or $1.06 per diluted share, in the prior-year quarter.

Inventory increased $9 million from Q1, as a result of a ramp-up in orders from a large customer and as the Company builds inventory for the retail holiday season. TESSCO expects its level of inventory to decline in the second half of the year. The Company had had no outstanding balance on its $35 million line of credit at the end of the second quarter.

Market Highlights Compared to Second Quarter of Fiscal Year 2014:

	Revenues	Gross Profit

• Public carriers, contractors & program managers	(0.2%)	(18.5%)
• Private and government system operators	(5.2%)	(3.5%)
• Commercial dealers & resellers	1.0%	1.9%
• Retailer, independent dealer agents & carriers	8.8%	7.9%

Quarterly Cash Dividends

The Board of Directors declared a quarterly cash dividend of $0.20 per common share payable on November 22, 2014 to holders of record on November 5, 2014. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Second-Quarter Fiscal 2015 Conference Call

Management will host a conference call to discuss its second-quarter 2015 results today, October 23, 2014 at 5:00 PM ET. To participate in the conference call, please call: 800-510-0146 (domestic call-in) or 617-614-3449 (international call-in) and reference code #24094179.

A live webcast of the conference call will be available at www.tessco.com/go/corporatepresentations. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 9:00 p.m. ET on October 23, 2014 until 11:59 p.m. ET on October 30, 2014 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and entering confirmation #37134534. An archived replay of the conference call will also be available on the company's website at www.tessco.com/go/corporatepresentations.

*Non-GAAP Information

EBITDA and Adjusted EBITDA are measures used by management to evaluate the Company's ongoing operations and as general indicators of its operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus stock compensation expense. Management believes EBITDA, Adjusted EBITDA as well as EBITDA and Adjusted EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company's presentation of EBITDA, Adjusted EBITDA and EBITDA and Adjusted EBITDA per share may not be comparable to other similarly titled measures of other companies. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA per diluted share are also non-GAAP calculations defined as EBITDA or Adjusted EBITDA divided by the Company's diluted weighted average shares outstanding. Additionally, EBITDA or Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA and Adjusted EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company's loan agreements. The definition of EBITDA as used in the Company's loan agreements is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the Company's non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

The convergence of wireless and the Internet is revolutionizing the way we live, work and play. New systems and applications are creating challenges and opportunities at an unprecedented rate.

TESSCO is there ‒enabling organizations to capitalize on the opportunities in wireless by providing Your Total Source® of end-to-end solutions. TESSCO delivers the knowledge, and product and supply chain solutions required to build, use and maintain, wireless voice, data and video systems. The Company is a component of the Russell 2000® index

Forward-Looking Statements

This press release, including the statements of Robert Barnhill and the discussion under the heading "Business Outlook," contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; economic conditions that may impact customers' ability to fund or pay for our products and services; changes in customer and product mix that affects gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry; third-party freight carrier interruption; increased competition; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; claims against us for breach of the intellectual property rights of third parties; product liability claims; and the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

or

David Calusdian
Sharon Merrill
617-542-5300
TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 28, 2014	June 29, 2014	September 29, 2013	September 28, 2014	September 29, 2013

Revenues	$148,521,800	$152,946,300	$146,526,000	$301,468,100	$290,634,800
Cost of goods sold	113,085,800	117,697,500	110,033,200	230,783,300	218,704,100
Gross profit	35,436,000	35,248,800	36,492,800	70,684,800	71,930,700
Selling, general and administrative expenses	29,569,400	29,176,400	28,903,400	58,745,800	57,377,500
Income from operations	5,866,600	6,072,400	7,589,400	11,939,000	14,553,200
Interest, net	49,400	28,400	67,000	77,800	121,600
Income before provision for income taxes	5,817,200	6,044,000	7,522,400	11,861,200	14,431,600
Provision for income taxes	2,303,600	2,372,600	2,941,300	4,676,200	5,558,300
Net income	$3,513,600	$3,671,400	$4,581,100	$7,185,000	$8,873,300

Basic earnings per share	$0.42	$0.44	$0.56	$0.87	$1.09
Diluted earnings per share	$0.42	$0.44	$0.55	$0.86	$1.06

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	September 28, 2014	March 30, 2014
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$2,656,900	$11,467,900
Trade accounts receivable, net	80,665,500	67,495,700
Product inventory	81,838,400	61,955,700
Deferred tax assets	6,932,100	6,913,000
Prepaid expenses and other current assets	3,478,300	2,336,600
Total current assets	175,571,200	150,168,900

Property and equipment, net	21,750,100	22,765,400
Goodwill, net	11,684,700	11,684,700
Other long-term assets	2,341,300	2,341,300
Total assets	$211,347,300	$186,960,300

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$73,526,800	$50,756,900
Payroll, benefits and taxes	5,328,200	7,670,100
Income and sales tax liabilities	2,242,400	2,477,700
Accrued expenses and other current liabilities	1,088,000	923,600
Revolving line of credit	--	--
Current portion of long-term debt	250,400	250,200
Total current liabilities	82,435,800	62,078,500

Deferred tax liabilities	4,260,700	4,260,700
Long-term debt, net of current portion	2,082,900	2,208,200
Other long-term liabilities	3,386,300	3,584,800
Total liabilities	92,165,700	72,132,200

Shareholders’ Equity:
Preferred stock	--	--
Common stock	95,800	94,200
Additional paid-in capital	56,129,600	53,987,700
Treasury stock, at cost	(51,727,400)	(50,084,600)
Retained earnings	114,683,600	110,830,800
Accumulated other comprehensive loss	--	--
Total shareholders’ equity	119,181,600	114,828,100

Total liabilities and shareholder’s equity	$211,347,300	$186,960,300

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 28, 2014	June 29, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net income	$3,513,600	$3,671,400	$4,581,100	$7,185,000	$8,873,300
Add:
Provision for income taxes	2,303,600	2,372,600	2,941,300	4,676,200	5,558,300
Interest, net	49,400	28,400	67,000	77,800	121,600
Depreciation and amortization	1,185,100	1,167,800	1,261,300	2,352,900	2,474,200
EBITDA	$7,051,700	$7,240,200	$8,850,700	$14,291,900	$17,027,400
Add: Stock based compensation	228,000	449,600	517,000	677,600	1,096,900
Adjusted EBITDA	$7,279,700	$7,689,800	$9,367,700	$14,969,500	$18,124,300
EBITDA per diluted share	$0.84	$0.86	$1.06	$1.70	$2.04
Adjusted EBITDA per diluted share	$0.86	$0.91	$1.12	$1.78	$2.17

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three months ended September 28, 2014	Six months ended September 28, 2014
	Total	Total
Market Revenues
Public Carriers, Contractors & Program Managers	$40,853	$82,271
Private & Government System Operators	29,446	58,450
Commercial Dealers & Resellers	36,780	75,064
Retailer, Independent Dealer Agents & Carriers	41,443	85,683
Total revenues	$148,522	$301,468

Gross Profit
Public Carriers, Contractors & Program Managers	7,347	14,540
Private & Government System Operators	8,082	15,995
Commercial Dealers & Resellers	10,289	20,926
Retailer, Independent Dealer Agents & Carriers	9,718	19,224
Total gross profit	$35,436	$70,685
% of revenues	23.9%	23.4%

Direct expenses	19,963	38,753
Segment net profit contribution	15,473	31,932
% of revenues	10.4%	10.6%
Corporate support expenses*	9,656	20,071
Income before provision for income taxes	$5,817	$11,861
% of revenues	3.9%	3.9%

Growth Rates Compared to Prior Year Period:

Revenues
Public Carriers, Contractors & Program Managers	-0.2%	5.0%
Private & Government System Operators	-5.2%	-0.9%
Commercial Dealers & Resellers	1.0%	3.6%
Retailer, Independent Dealer Agents & Carriers	8.8%	5.9%
Total revenues	1.4%	3.7%

Gross Profit
Public Carriers, Contractors & Program Managers	-18.5%	-14.0%
Private & Government System Operators	-3.5%	-1.1%
Commercial Dealers & Resellers	1.9%	2.9%
Retailer, Independent Dealer Agents & Carriers	7.9%	3.9%
Total gross profit	-2.9%	-1.7%

Direct expenses	12.2%	9.4%
Segment net profit contribution	-17.2%	-12.6%
Corporate support expenses*	-13.6%	-9.1%
Income before provision for income taxes	-22.7%	-17.8%

* Includes corporate overhead, facilities expense, depreciation, interest and company-wide pay-for-performance bonus expense

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three months ended September 28, 2014	Six months ended September 28, 2014
Revenues
Base station infrastructure	$64,129	$127,016
Network systems	27,496	58,040
Installation, test and maintenance	10,663	21,585
Mobile device accessories	46,234	94,827
Total revenues	$148,522	$301,468

Gross Profit
Base station infrastructure	16,817	33,892
Network systems	4,174	8,859
Installation, test and maintenance	2,284	4,817
Mobile device accessories	12,161	23,117
Total gross profit	$35,436	$70,685
% of revenues	23.9%	23.4%

Growth Rates Compared to Prior Year Period

Revenues
Base station infrastructure	-5.5%	-7.6%
Network systems	25.9%	41.9%
Installation, test and maintenance	-15.3%	-3.4%
Mobile device accessories	4.6%	5.4%
Total revenues	1.4%	3.7%

Gross Profit
Base station infrastructure	-10.4%	-10.0%
Network systems	11.5%	17.1%
Installation, test and maintenance	-17.8%	-6.1%
Mobile device accessories	8.6%	7.1%
Total gross profit	-2.9%	-1.7%